CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 17, 2010 with respect to the consolidated financial statements of China Ceramics Co., Ltd. and its subsidiaries for the years ended December 31, 2007, 2008 and 2009 which are included in this Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON
Shanghai, PRC
November 8, 2010